Exhibit 3.23

010802000636

CERTIFICATE OF CHANGE

OF

MORGEN-WALKE ASSOCIATES, INC.

UNDER SECTION 805-A OF THE BUSINESS CORPORATION LAW

WE, THE UNDERSIGNED, Arthur E. D’Angelo and Michael J. Kopesak being respectively the President and the Vice President of Morgan-Walke Associates, Inc. hereby certify that:

1. The name of the corporation is Morgen-Walke Associates, Inc.

2. The Certificate of Incorporation of said corporation was filed by the Department of State on August 10, 1982. Under the name of Park Communications, Inc.

3. The following was authorized by the Board of Directors:

To change the post office address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him to: “Michael J. Kopesak, c/o Cordiant Communications Group Worldwiede, Inc., 498 Seventh Avenue. New York, N.Y. 10018.”

IN WITNESS WHEREOF, we have signed this certificate on the 25th day of July, 2001 and a firm the statements contained therein as true under penalties of perjury.

Arthur E. D’Angelo, President

Michael J. Kopesak, Vice President

010802000636

CERTIFICATE OF CHANGE

OF

MORGEN-WALKE ASSOCIATES, INC.

Pursuant to Section 805-A of the business Corporation Law

FILER’S NAME AND MAILING ADDRESS

Bo Hong, Esq.

c/o Gould & Wilkie LLP

One Chase Manhattan Plaza, 58th Floor

New York NY 10005

STATE OF NEW YORK

DEPARTMENT OF STATE

AUG 0 2 2001

FILED

TAX S

BY

010802000650